Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-232696 on Form S-4 of our report dated November 26, 2018, relating to the consolidated financial statements of Rockwell Collins, Inc. and subsidiaries for the years ended September 28, 2018 and September 29, 2017, and for each of the three years in the period ended September 28, 2018 appearing in the Current Report on Form 8-K/A of United Technologies Corporation dated December 21, 2018, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
September 4, 2019